[LETTERHEAD OF COACHMEN INDUSTRIES, INC.]

                                                             May 1, 2000

Dear Fellow Shareholder:

The Annual Meeting of Coachmen Industries stockholders is only a few days away. Your Board of Directors has unanimously recommended that stockholders vote FOR the election of the Board's nominees and FOR the approval of the Company's 2000 Omnibus Stock Incentive Program.

              LEADING SHAREHOLDER ADVISORY SERVICE RECOMMENDS "FOR"

You should be aware that Institutional Shareholder Services, the nation's leading voting advisory service, has recommended that its clients, including institutional investors, mutual funds and other fiduciaries, vote FOR both proposals.

                         COACHMEN ANNOUNCES ACQUISITION

As you know, Coachmen is the leading manufacturer of modular housing in the United States. Today, your Company announced it had entered into a definitive agreement to acquire Mod-U-Kraf Homes for $11.75 per share, or approximately $10 million. We believe that Mod-U-Kraf is a perfect complement to our existing modular housing business and that the acquisition is a significant step in our strategic plan to build shareholder value.

                            PROTECT YOUR INVESTMENT!

Your Board is committed to protecting and enhancing the value of your investment in Coachmen. In that regard, we urge you to support the Board in its efforts to build long-term value by voting FOR both proposals. REJECT the last-minute campaign by Thor Industries, which is seeking to acquire your company at what we believe is a bargain-basement price. Your Board of Directors carefully reviewed the Thor proposal in conjunction with its financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation. The Board concluded that the Thor offer is inadequate and does not reflect the inherent value of Coachmen nor the significant growth potential of the company's core RV and modular housing businesses.

                   TIME IS SHORT, AND YOUR VOTE IS IMPORTANT!

The Annual Meeting is only a few days away. Your Board strongly believes that Coachmen's strategic business plan will generate superior value for all Coachmen shareholders. Don't allow Thor to reap the benefit of Coachmen's potential for significant
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growth--at your expense. Whether or not you have already done so, we urge you to sign, date and return the enclosed WHITE proxy card today.

If you have any questions or need assistance in the last-minute voting of your shares, please call Innisfree M&A Incorporated, which is assisting us in the solicitation of proxies, toll-free at 888-750-5834.

Thank you for your continued support.


/s/ Claire C. Skinner

Claire C. Skinner
Chairman